Exhibit (a)(1)(E)

Letter to Clients with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Synergetics USA, Inc.

at

$6.50 Net Per Share in Cash plus one non-transferable contractual contingent value right for each Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in cash in the aggregate, upon the achievement of certain milestones

Pursuant to the Offer to Purchase dated September 16, 2015

by

Blue Subsidiary Corp.

a wholly owned subsidiary of

Valeant Pharmaceuticals International

a wholly owned subsidiary of

Valeant Pharmaceuticals International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 14, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

September 16, 2015

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated September 16, 2015 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Blue Subsidiary Corp., a Delaware corporation (the “Purchaser”), to purchase all outstanding shares of common stock, $0.001 par value per share (“Shares”), of Synergetics USA, Inc., a Delaware corporation (“Synergetics”), at a price of $6.50 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), plus one non-transferable contractual contingent value right per Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) upon the achievement of certain specified milestones within an agreed upon time period, at the times and upon the terms and subject to the conditions set forth in the Offer. The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation.

Also enclosed is a letter to stockholders of Synergetics from the President and Chief Executive Officer of Synergetics, accompanied by Synergetics’ Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us or our nominees for your account pursuant to the Offer.

Your attention is directed to the following:

1. The offer price is $6.50 net per Share in cash plus one non-transferable contractual contingent value right per Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate, net to the holder in cash (less any applicable withholding taxes and without interest) upon the achievement of certain specified milestones within an agreed upon time period, at the times and upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 1, 2015 (together with any amendments or supplements thereto, the “Merger Agreement”), among VPI, the Purchaser and Synergetics, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Synergetics, and Synergetics will be the surviving corporation and a wholly owned subsidiary of VPI (the “Merger”). At the effective time of the Merger, each Share issued and then outstanding (other than (i) any Shares held in the treasury of Synergetics and each Share owned by the Purchaser, VPI or any direct or indirect wholly owned subsidiary of VPI or by Synergetics immediately prior to the Merger effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, and (ii) any Shares owned by Synergetics’ stockholders who perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be canceled and converted automatically into the right to receive the Offer Price.

4. The Synergetics board of directors has, subject to the terms and upon the conditions set forth in the Merger Agreement: (i) approved and declared the advisability of the Merger Agreement, the Tender Agreements (as defined in the Offer to Purchase), the Contingent Value Rights Agreement (as defined in the Offer to Purchase), the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Contingent Value Rights Agreement, collectively, the “Transactions”), (ii) declared that it is in the best interests of Synergetics and its stockholders (other than VPI and the Purchaser) that Synergetics enter into the Merger Agreement and consummate the Transactions and that its stockholders tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Synergetics and its stockholders (other than VPI and the Purchaser) and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. All directors and named executive officers of Synergetics have entered into agreements to tender their Shares in the Offer.

5. The Offer is not subject to any financing condition but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

6. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Wednesday October 14, 2015, unless the Offer is extended or earlier terminated by the Purchaser.

7. Any transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the attached instruction form. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase)

with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Instructions with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

Synergetics USA, Inc.

at

$6.50 Net Per Share in Cash plus one non-transferable contractual contingent value right for each Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in cash in the aggregate, upon the achievement of certain milestones

Pursuant to the Offer to Purchase dated September 16, 2015

by

Blue Subsidiary Corp.

a wholly owned subsidiary of

Valeant Pharmaceuticals International,

a wholly owned subsidiary of

Valeant Pharmaceuticals International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 14, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 16, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Blue Subsidiary Corp., a Delaware corporation (“the Purchaser”), to purchase for cash all of the outstanding shares of common stock, $0.001 par value per share (“Shares”), of Synergetics USA, Inc., a Delaware corporation, at a price of $6.50 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus one non-transferable contractual contingent value right per Share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) upon the achievement of certain specified milestones within an agreed upon time period, at the times and upon the terms and subject to the conditions set forth in the Offer. The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation, which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation.

The undersigned hereby instructs you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will be determined by the Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding, subject to the rights of tendering stockholders to challenge the Purchaser’s determination in a court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

Dated: September 16, 2015

Number of Shares to Be Tendered:	Shares*

Account Number:	Signature(s):
Capacity**:

Dated:	, 2015

Please Type or Print Name(s) above

Please Type or Print Address(es) above

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.

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